Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"ALL-STATE PROPERTIES L.P.", A DELAWARE LIMITED PARTNERSHIP,

WITH AND INTO "ALL STATE PROPERTIES HOLDINGS, INC." UNDER THE NAME OF "ALL STATE PROPERTIES HOLDINGS, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE THE THIRD DAY OF JUNE, A.D. 2008, AT 12:41 O'CLOCK P.M.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4555992 8100M

080656794

AUTHENTICATION: 6638854

DATE: 06-05-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:34 PM 06/03/2008
FILED 12:41 PM 06/03/2008
SRV 080656794 - 2034060 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER

UNDER 17-211 DELAWARE LIMITED PARTNERHSIP LAW

MERGING

ALL-STATE PROPERTIES L.P., a Delaware Limited Partnership,

INTO

ALL STATE PROPERTIES HOLDINGS, INC., a Nevada Corporation

All State Properties Holdings, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That the merging limited partnership, All-State Properties L.P. was organized as a Delaware limited partnership pursuant to the provisions of the Revised Uniform Limited Partnership Act on April 27, 1984.

SECOND: All State Properties Holdings, Inc. is a corporation organized pursuant to the provisions of the Revised Statutes of the State of Nevada and was organized on April 24, 2008.

THIRD: The agreement of merger or consolidation has been approved and executed by each of the business entities which is to merge or consolidate

FOURTH: That by written consent of its board of directors, dated June 2, 2008, determined to merge the limited partnerships into said All State Properties Holdings, Inc., and did adopt the following resolutions:

RESOLVED, that this Surviving Corporation, All-State Properties Holdings, Inc. merges itself and assumes all of the obligations of All State Properties, L.P.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the units of All-State Properties L.P. shall receive 1 share of the common stock of All State Properties Holdings, Inc. in exchange for each unit of All-State Properties L.P. and shall have no further claims of any kind or nature; and all of the common stock of All State Properties Holdings, Inc. held by All-State Properties L.P. shall be surrendered and cancelled.

FIFTH: That this merger has been approved by the holders of at least a majority of the outstanding units of this limited partnership, All-State Properties L.P., by written consent in lieu of a meeting of the unit holders.

SIXTH: This filing shall be effective upon the date it is filed.

SEVENTH: That the name of the surviving corporation shall be All State Properties Holdings, Inc.

EIGHTH: The agreement is on file at the principal executive offices of All State Properties Holdings, Inc. located at 106 Glenwood Dr., South Liverpool, New York, 13090.

NINTH: A copy of the agreement will be provided by All State Properties Holdings, Inc. without cost to any partner or other person holding an interest in any other business entity which is to merge or consolidate.

TENTH: All State Properties Holdings, Inc. is not a domestic limited partnership or other Delaware business entity; therefore it appoints the Secretary of State of Delaware as the agent to accept service of process and forward all correspondence to 106 Glenwood Drive, South Liverpool, New York 13090.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by an authorized officer this 4th day of June, 2008.

ALL STATE PROPERTIES HOLDINGS, INC.
Surviving Corporation

By: /s/ Garry McHenry
Authorized Officer

Name: Garry McHenry
Print or Type

Title: Chief Executive Officer